TEMECULA VALLEY BANK
                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT


     THIS AGREEMENT is made this 30th day of September 2004, by and between TEMECULA VALLEY BANK, a nationally-chartered commercial bank, located in Temecula, California (the "Company"), and STEPHEN H. WACKNITZ (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a deferred compensation opportunity. The Company will pay the Executive's benefits from the Company's general assets.

                                    AGREEMENT

     The Executive and the Company agree as follows:

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1  "Change of Control" means.

          (a) A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

          (b) The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

          (c) The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes
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     of this Agreement, a sale of all or substantially all of the assets of the
     Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to twenty-five (25%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

          (d) A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either twenty-five (25%) or more of the Company's outstanding shares of Common Stock or shares of capital stock having twenty-five (25%) or more the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own twenty-five (25%) or more of the voting power; or

          (e) Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.1.

     Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.1.

     1.2  "Code" means the Internal Revenue Code of 1986, as amended.

     1.3 "Compensation" means the salary and bonus that would be paid to the Executive during a Plan Year, absent deferrals, less FICA taxes associated with such salary and bonus.

     1.4 "Deferral Account" means the Company's accounting of the Executive's accumulated Deferrals plus accrued interest.

     1.5 "Deferrals" means the amount of the Executive's Compensation, which the Executive elects to defer according to this Agreement.

     1.6 "Disability" means the Executive suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

     1.7 "Early Termination" means Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or within 12 months following a Change of Control.

     1.8  "Effective Date" means December 30, 2003.
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     1.9  "Election Form" means the Form attached as Exhibit 1.

     1.10 "Normal Retirement Age" means the Executive's seventieth (70th) birthday.

     1.11 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

     1.12 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

                                    Article 2
                                Deferral Election

     2.1 Initial Election. The Executive shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Company.

     2.2  Election Changes

          2.2.1 Generally. Upon the Company's approval, the Executive may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Company within 45 days prior to the beginning of the Plan Year in which the Compensation is to be deferred. The modified deferral election shall not be effective until the Plan Year following the year in which the subsequent Election Form is received and approved by the Company.

          2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive, by written instructions to the Company, may reduce future deferrals under this Agreement.

                                    Article 3
                                Deferral Account

     3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

          3.1.1 Deferrals. The Compensation deferred by the Executive as of the time the Compensation would have otherwise been paid to the Executive.

          3.1.2 Interest. At the end of each Plan Year under this Agreement and immediately prior to the payment of any benefits, but only until commencement of the benefit payments under this Agreement, unless otherwise stated, interest is to be credited on the Deferral Account at an annual rate equal to ten percent (10%), compounded monthly. After benefit payments have commenced under this Plan, during any applicable installment period interest shall be credited at an annual rate of ten percent (10%), compounded monthly.

     3.2 Statement of Accounts. The Company shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

     3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                            Benefits During Lifetime

     4.1 Normal Retirement Benefit. Upon the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Executive's Normal Retirement Age.

          4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in twelve equal monthly installments, commencing on the first day of the month following the Executive's Normal Retirement Age. The annual benefit shall be paid to the Executive for twenty (20) years.

     4.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

          4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Executive's Termination of Employment

          4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive attaining Normal Retirement Age. The annual benefit shall be paid to the Executive for ten (10) years.

     4.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive's Termination of Employment.

          4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Termination of Employment. The annual benefit shall be paid to the Executive for ten (10) years.

     4.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Executive's Termination of Employment.

          4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within ninety (90) days of a Change of Control.

     4.5 Hardship Distribution. Upon the Board of Director's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

                                    Article 5
                                 Death Benefits

     5.1 Death During Active Service. If the Executive dies while in the employment of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

          5.1.1 Amount of Benefit. The benefit under this Section 5.1 is one hundred percent (100%) of the Deferral Account balance as of the date of the Executive's death.

          5.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in a lump sum within ninety (90) days following the Executive's death.

     5.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     5.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    Article 6
                                  Beneficiaries

     6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 7
                               General Limitations

     7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Executive's Deferrals the interest earned on the Deferral Account) if the Company terminates the Executive's employment for:

          (a)  Gross negligence or gross neglect of duties to the Company;

          (b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Company; or

          (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

The Executive's Deferrals shall be paid to the Executive in a manner to be determined by the Company. No interest shall be credited to the Deferrals during any applicable installment period.

     7.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement exceeding the Deferral Account if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay a benefit under this Agreement exceeding the Deferral Account if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

                                    Article 8
                          Claims and Review Procedures

     8.1 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

          8.1.1 Initiation -- Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.
          8.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          8.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
               (a)  The specific reasons for the denial,
               (b) A reference to the specific provisions of the Plan on which the denial is based,
               (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
               (d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and

               (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     8.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

          8.2.1 Initiation -- Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

          8.2.2 Additional Submissions -- Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.
          8.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          8.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.
          8.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)  The specific reasons for the denial,

               (b) A reference to the specific provisions of the Plan on which the denial is based,

               (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

               (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    Article 9
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

     Notwithstanding the previous paragraph in this Article 9, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In no event shall this Agreement be terminated under this section without payment to the Executive of the Deferral Account balance attributable to the Executive's Deferrals and interest credited on such amounts.

                                   Article 10
                                  Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

     10.2 No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of California, except to the extent preempted by the laws of the United States of America.

     10.6 Unfunded Arrangement. The Executive and the Executive's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and the Executive's beneficiary have no preferred or secured claim.

     10.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     10.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          (a)  Interpreting the provisions of the Agreement;
          (b) Establishing and revising the method of accounting for the Agreement;
          (c)  Maintaining a record of benefit payments; and

          (d) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.


Executive:                                        Company:

                                                  Temecula Valley Bank

/s/ Stephen H. Wacknitz                       By  /s/ Donald A. Pitcher
-----------------------                           ---------------------
Stephen H. Wacknitz                           Title Executive Vice President/CFO